SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	September 30, 2002

NetIQ Corporation

(Exact name of Registrant as Specified in Charter)

Delaware	000-26757	77-0405505

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3553 NORTH FIRST STREET, SAN JOSE, CALIFORNIA		95134

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(408) 856-3000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

On October 1, 2002, NetIQ Corporation (the “Company”) announced that it had agreed to acquire PentaSafe Security Technologies, Inc. (“PentaSafe”), a provider of integrated security management solutions.

Under the terms of the agreement, the Company will pay $192.5 million in cash and issue approximately 4.3 million shares and options to PentaSafe shareholders. Based on Company’s closing share price of $14.50 on September 30, 2002, the total value of the transaction would be approximately $255 million. The acquisition is expected to close by December 31, 2002.

Doug Erwin, currently CEO of PentaSafe, will join the Company’s board of directors and become general manager of the combined entity’s Security Management and Administration business unit.

Safe Harbor Statement

This periodic report on Form 8-K and the press release attached hereto contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the acquisition of PentaSafe, the projected timing of the closing of the acquisition, future financial results, product plans and market acceptance of the Company’s products. The Company’s future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include the current uncertain business climate; risks inherent in technology businesses, including the timing and successful development of new products; risks related to the completion of the acquisition, integration of the companies and achievement of anticipated revenue and cost synergies; the Company’s ability to retain and hire technical personnel and other employees; changing relationships with customers, suppliers and strategic partners; unanticipated costs associated with integration and operation activities; customer acceptance of new product offerings; pricing of new products; and competition in our various product lines. For a more comprehensive discussion of risks and uncertainties relating to the Company’s business, please read the discussions of these risks in documents filed from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

Item 7. Exhibits

(1)      Press Release dated October 1, 2002

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2002	By:	/s/ James Barth

James Barth
Sr. Vice President Finance and Administration and Chief Financial Officer

Exhibit Index

(1)           Press Release dated October 1, 2002